Exhibit 10.6

                                PWR SYSTEMS, INC.
                         3512 Veterans Memorial Highway
                             Bohemia, New York 11716


                                                 December 28, 2001

David N. Salav
31 Harbour Drive
Blue Point, New York 11715

Dear Mr. Salav:

     This letter shall serve to evidence your agreement to defer payment of the first two installments under the Second Amended and Restated Promissory Note, dated September 28, 2001, made by PWR Systems, Inc. (the "Company") in your favor in the aggregate principal amount of $153,412, until the earlier of (i) March 1, 2002, or (ii) the date of the first closing under a private placement of Vizacom Inc. ("Vizacom") common stock, par value $.001 per share, to accredited investors as contemplated by the Letter of Intent dated September 7, 2001, between SpaceLogix, Inc. and Vizacom. Interest shall continue to accrue during the deferment period.

     Please sign and return a copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement between you and the Company as of the date hereof.

                                          Sincerely,

                                          PWR SYSTEMS, INC.


                                          By:  /s/ Vincent DiSpigno
                                             ------------------------------
                                             Vincent DiSpigno
                                             Chief Executive Officer

Accepted and Agreed:

  /s/ David N. Salav
-------------------------
David N. Salav